PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 4, 2011
Date of Report (Date of earliest event reported)

————————

INTERNATIONAL COMMERCIAL TELEVISION INC.
Exact name of registrant as specified in its charter)

————————

Nevada	0-49638	76-0621102
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification Number)

487 Devon Park Drive, Suite 212
Wayne, PA 19087
(Address of principal executive offices)

206-780-8203
Registrant’s telephone number, including area code.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES

We issued a total of 2,350,000 options to purchase common stock (the “Options”) to a total of nine directors, officers, employees and consultants in order to provide an additional incentive for their continuing services to the Company.  The Options were issued pursuant to our 2001 Stock Option Plan, which was approved by our shareholders on February 26, 2001.

The Options vest over a period of three years.   The exercise price for the Options is $.0828 per share, which is equal to the average closing prices for the Company’s common stock for the 10 trading days ending on the date the directors approved issuance of the Options.  The Options allow for cashless exercise, and were otherwise issued in accordance with our 2001 Stock Option Plan.  A total of 700,000 Options granted to two consultants to the Company will terminate automatically, without vesting, if the Company does not close an equity investment in the Company on or before June 30, 2011, in an amount, and on terms, acceptable to the Company, with an investor, or group of investors, introduced to the Company by the consultants.

The issuance of the Options is exempt from registration under Section 4(2) of the Securities Act of 1933.

Separately, in December 2010 we issued 250,000 options to a former consultant to the Company to settle a dispute as to the term and compensation due under a consulting agreement which we had terminated.  100,000 options are exercisable at $.075, and 150,000 options are exercisable at $.25.  The options become exercisable over a 2 ½ year period.  The issuance of options to the former consultant is exempt from registration under Section 4(2) of the Securities Act of 1933.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Commercial Television, Inc.

By:	/s/ Richard Ransom
Richard Ransom, Chief Financial Officer

Date:  March 8, 2011